Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NUVOX THERAPEUTICS, INC.

The undersigned incorporator, desiring to form a corporation pursuant to the laws of the State of Delaware, adopts the following Certificate of Incorporation (this “Certificate”) for such corporation:

FIRST: The name of this corporation is NuvOx Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware 19810. The name of its registered agent at such address is Corporate Creations Network, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 10,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting.

2.1 Generally. Except as otherwise provided in this Certificate, the holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), except that holders of Common Stock, as such, shall not have the right to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate or under the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Holders of Common Stock may not vote fractional shares,

2.2 Election of Directors. The holders of record of the outstanding shares of Common Stock will not have any right to vote on the election of any member of the Corporation’s board of directors (the “Board”). The right for election of the members of the Board will rest exclusively with the holders of Series A Preferred Stock, as specified below.

2.3 Dividends. After the Corporation has paid in full, or concurrently with the Corporation’s payment in full of, all dividends to which the holders of the Preferred Stock are preferentially entitled as provided in this Certificate, the holders of Common Stock are entitled to receive dividends out of funds legally available for the payment of dividends at those times and in those amounts as the Board may determine in its sole discretion.

2.4 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Common Stock shall participate on par in the assets of the Corporation available for distribution as provided in Subsection 2.2 of Pan B of this Certificate.

B.	PREFERRED STOCK

The following number of authorized shares of Preferred Stock are designated to constitute the respective series of Preferred Stock set forth below: (a) 793,032 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A-I Preferred Stock;” and (b) 2,202,578 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock,” and with the Series A-I Preferred Stock, the “Series A Preferred Stock.” The Preferred Stock designated above shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article FOURTH refer to sections and subsections of Part B of this Article FOURTH.

1. Dividends, From and after the date of the issuance of the membership units of NuvOx Pharma, LLC, the Corporation’s subsidiary, (“NuvOx Pharma”) to the holder thereof which units were exchanged with, and contributed to, the Corporation for Series A Preferred Stock under that certain Contribution and Exchange Agreement among the Corporation, NuvOx Pharma, and the members of NuvOx Pharma, now stockholders of the Corporation, as reflected in the records of NuvOx Pharma and the Corporation, cumulative dividends at the annual rate of 6% of the Series A Original Purchase Price, without compounding, shall accrue on such shares of Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock (the “Series A Accruing Dividend”). The Series A Accruing Dividends shall accrue from day to day on each outstanding share of Series A Preferred Stock, whether or not declared, from and after the date of issuance thereof and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1 such Accruing Dividends shall be actually payable only when, as, and if declared by the Board, in arrears out of any assets at the time legally available for that payment, and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of the Series A Preferred Stock then outstanding shall first receive, or concurrently receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the amount of the aggregate Series A Accruing Dividend then accrued on such share of Series A Preferred Stock and not previously paid. If, after payment of the total amount of the Series A Accruing Dividend to the holders of the Series A Preferred Stock then accrued and not previously paid pursuant to this Section 1, a dividend is to be paid on Common Stock, that dividend shall be paid, pari passu and pro rata, on each share of Common Stock and each share of Preferred Stock on an as-converted basis, in each case calculated on the record date for determination of holders entitled to receive such dividend. In the case of the Series A-I Preferred Stock, the “Series A Original Issue Price” means $0.96460 per share of Series A-I Preferred Stock, and in the case of the Series A-2 Preferred Stock, the “Series A Original Issue Price” means $4.41344 per share of Series A-2 Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to, as applicable, the Series A-I Preferred Stock or the Series A-2 Preferred Stock.

2. Liquidation± Dissolution or Winding Up; Certain Mergers. Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (as defined below), and before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price plus the Net Dividend Amount as applicable to each of the shares of Series A-I Preferred and the shares of Series A-2 Preferred. “Net Dividend Amount’ means the sum of: (a) the amount of any Series A Accruing Dividends accrued, but unpaid, thereon, whether or not declared, with respect to a share of Series A-I Preferred or Series A-2 Preferred, as the case may be; plus (b) any other dividends declared but unpaid (if any) on the shares of Series A-I Preferred or Series A-2 Preferred, as the case may be; less any amount paid per share, if any, in excess of the Series A Accruing Dividend, If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full,

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid, in priority, to the holders of the Series A Preferred Stock under Section 2.1 above, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock under Section 2.1 above, or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of the holders of Series A Preferred Stock and the holders of Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock under this Certificate immediately before such liquidation, dissolution, or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsection 2.1 and this Subsection 2.2 is hereinafter referred to as the “Series A Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting separately as a single class, (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least 10 days before the effective date of any such event:

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of: (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3. I(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3. or 2.3. I(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 30 days after such Deemed Liquidation Event, then:

(i)	the Corporation shall send a written notice to each holder of Preferred Stock no later than the 30th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the following;

(ii)	to require the redemption of such shares of Preferred Stock; and

(iii)	if the Requisite Holders so elect in a written instrument delivered to the Corporation not later than-60 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to redeem on the 90th day after such Deemed Liquidation Event all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. In that redemption, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount, the Corporation shall ratably redeem each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds remaining were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

(iv)	Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights, or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights, or securities shall be determined in good faith by the Board, unless the Series A-I Preferred Directors (as defined below) requests, in writing, that an independent appraiser perform such valuation, then by an independent appraiser selected by the Board and reasonably acceptable to a majority of the Series A-I Preferred Directors.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3. I(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2,3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. Holders of Preferred Series A Stock may not vote fractional shares, including any fractional shares resulting from the adjustments pursuant to Subsections 4.4, 4.5, 4.6, 4.7, or 4.8.

3.2 Election of Directors. The holders of record of the outstanding shares of Series A-2 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the ’Series A-2 Director”). The holders of record of the outstanding shares of Series A-I Preferred Stock, exclusively and as a separate class, shall be entitled to elect the remaining directors of the Corporation (each, a “Series A-I Director” and, collectively, the “Series A-I Directors”). Any director elected as provided in this Section 3.2 sentence may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the series of Series A Preferred Stock entitled to elect that member, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of a majority of the outstanding shares of any series of Series A Preferred Stock fail to elect the member of the Board to fill all seats on the Board that they are entitled to fill, voting exclusively and as a separate class, under this Subsection 3.2 then any directorship not so filled will remain vacant until such time as the holders of a majority of the outstanding shares of the applicable series of Series A Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of record of a majority of shares of the applicable series of Series A Preferred Stock, voting exclusively and as a separate class, entitled to elect that member. At any meeting held for the purpose of electing the Series A-I Director or the Series A-2 Director, as the case may be, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series A-I Preferred Stock or the holders of a majority of the Series A-2 Preferred Stock, as applicable, shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection a vacancy in any directorship filled by the holders of a majority of the outstanding shares of the applicable series of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of that series of Series A Preferred Stock.

3.3 Series A Preferred Stock Protective Provisions. At any time when at least 10% of the shares of Series A Preferred Stock outstanding as of the original issue date of the Series A Preferred (the “Series A Original Issue Date”) are then outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect. Any votes or consents required under this Subsection 3.3 are in addition to any other vote or consent required by law or this Certificate:

3.3.1 authorize, consent to any transaction for, approve or enter into any agreement to (i) liquidate, dissolve or wind-up the business and affairs of the Corporation, or (ii) sell, lease, license or dispose of all or substantially all of the Corporation’s assets; or (iii) effect a transaction that results in the holders of the Corporation’s capital stock before the transaction owning less than 50% of the voting power of the Corporation’s capital stock after the transaction; or (iv) effect any merger, consolidation or share exchange between the Corporation and another entity; or (v) effect any other Deemed Liquidation Event; or

3.3.2 alter or change any of the powers, preference, privileges or rights of any series of Preferred Stock or amend, alter, or repeal any provision of this Certificate or the Corporation’s bylaws (the “Bylaws”) in a manner that adversely affects the powers, preferences, privileges, or rights of any designated series of Preferred Stock; or

3.3.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to any designated series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution, or winding up of the Corporation, the payment of dividends, and redemption rights, if any; or

3.3.4 increase or decrease (other than decreases resulting from the conversion or redemptions of a series of Preferred Stock) the authorized number of shares of any series of Preferred Stock or any other shares of capital stock or any securities exchangeable, convertible or exercisable for such stock, or the authorized number of shares of any series of Preferred Stock designated as a particular series of Preferred Stock, or create, authorize the creation of, issue, obligate the issuance of, or increase the authorized number of shares of, any additional class or series of capital stock of the Corporation, unless in each such instance, the same ranks junior to all then-designated series of Preferred Stock in the distribution of assets on the liquidation, dissolution, winding up of the Corporation; or

3.3.5 (i) reclassify, alter, or amend the Common Stock or any series of Preferred Stock if such reclassification, alteration or amendment would render such security on par with or senior to a series of Preferred Stock that ranks senior in priority thereto in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Corporation, the payment of dividends other than the Accruing Dividends, and redemption rights, if any; or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to a series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends other than Accruing Dividends, or rights of redemption, if any, if such reclassification, alteration or amendment would render such security on par with or senior to a series of Preferred Stock that ranks senior in priority thereto in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Corporation, the payment of dividends, and redemption rights, if any.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have optional conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price for the applicable series of Series A Preferred Stock (as defined below) by the Conversion Price for the applicable series of Series A Preferred Stock in effect at the time of conversion. The “Series A-I Conversion Price” shall initially be equal to $0.96460 and the “Series A-2 Conversion Price” shall initially be equal to $4.41344. “Conversion Price” means either the Series A-I Conversion Price or the Series A-2 Conversion Price, as applicable in the context. The initial Conversion Price for each series of Series A Preferred Stock, and the rate at which shares of the applicable series of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day immediately preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined by the Board on the basis of the total number of shares of a particular series of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion of that series of Series A Preferred Stock.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall: (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A-I Preferred Stock or shares of Series A-2 Preferred Stock, or both, as the case may be, and, if applicable, any event on which such conversion is contingent; and (b) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, the holder must comply with the requirements of the Bylaws to address those circumstances), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time: (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A-I Preferred Stock or Series A-2 Preferred Stock, as the case may be, represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock so converted.

4.3.2 Reservation of Shares. The Corporation shall, at all times when a particular series of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of that series of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of that series of Series A Preferred Stock; and if the number of authorized but unissued shares of Common Stock at any time shall not be sufficient to effect the conversion of all then outstanding shares of each series of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. Before taking any action which would cause an adjustment reducing the Conversion Price for any series of Series A Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of shares of that series of Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price for that series of Series A Preferred Stock.

4.3.3 Effect of Conversion. At and as of the Conversion Time, all shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor; to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce accordingly the Corporation’s authorized number of shares of Series A Preferred Stock and the number of shares designated as that series of Series A Preferred Stock to which the shares so converted belong.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price for the series of Series A Preferred Stock to which the shares so converted belong shall be made for Accruing Dividends or any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect of any: (a) conversion of shares of Series A Preferred Stock pursuant to this Section or (b) any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered. No such issuance or delivery shall be made unless and until the person or entity requesting such conversion or issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, and shall include any options issued under the Plan.

(b) “Plan” means any equity incentive or stock option plan that may be adopted by the Board and approved by the stockholders after the date of this Certificate, as it may be in effect and amended from time to time.

(c) “Series A-I Original Issue Date” shall mean the date on which the first share of Series A-I Preferred Stock was issued.

(d) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(e) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series A-I Original Issue Date, other than (l) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (l) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any series of Series A Preferred Stock; or

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 426, 4.1 or 4.28; or

(iii)	the shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), to be reserved for issuance under the Plan, once properly adopted, after the Series A-I Original Issue Date, plus an additional number of shares in excess thereof if the issuance to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries is pursuant to any amended, superseding or subsequent equity incentive plan, agreement or arrangement; or

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock issued in a registered public offering under the Securities Act of 1933, as amended, wherein all outstanding shares of Series A Preferred Stock are converted into Common Stock; or

(vi)	shares of Common Stock, Options, or Convertible Securities otherwise excluded from the definition of Additional Shares of Common Stock by the vote or written consent of the Requisite Holders.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price of any series of Series A Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then-outstanding shares of the affected series of Series A Preferred Stock, which majority will be determined separately for each then outstanding series, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series A-I Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Series A Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to antidilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of the affected series of Series A Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price of any series of Series A Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for that series in effect immediately before the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for that series that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price for that series of Series A Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series A-I Original Issue Date), are revised after the Series A-I Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) The issuance of Convertible Securities or shares of Common Stock in connection with the exercise of an Option, or the exchange or conversion of a Convertible Security, that have been accounted for in this Subsection 4.4.3 will not cause or trigger any further adjustments in the Conversion Price applicable to any series of Series A Preferred Stock. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Series A Preferred Stock pursuant to the terms of Subsection 4.4.4, the Conversion Price of that series of Series A Preferred Stock shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued. If the Option or Convertible Security is partially exercised, converted, or exchanged, as the case may be, but expires or terminated before it is fully exercised, converted, or exchanged, and the terms of which, either as originally issued or later revised, caused, for any reason, an adjustment in the Conversion Price applicable to any series of Series A Preferred Stock, then the Corporation will readjust the applicable Conversion Price assuming that the expired or terminated Option or Convertible Security was issued only with respect to the portion actually exercised, converted, or exchanged.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of any series of Series A Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of any series of Series A Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A-I Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Conversion Price for that applicable series of Series A Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CPI * (A + B) + (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price for that affected series of Series A Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b) “CPI” shall mean the Conversion Price for that affected series of Series A Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series A-I Preferred Stock and the Series A-2 Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI ); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4 the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance or deemed issuance, as determined in good faith by the Board; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issuance or deemed issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of any series of Series A Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 60 days from the first such issuance to the final such issuance, then, upon the final such issuance, the affected Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A-I Original Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price of each series of Series A Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of each such series of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A-I Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Series A Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of each such series of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A-I Original Issue Date effect a subdivision of the outstanding shares of any series of Series A Preferred Stock, the Conversion Price of that series of Series A Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series A-I Original Issue Date combine the outstanding shares of any series of Series A Preferred Stock, the Conversion Price of that series of Series A Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A-I Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for each series of Series A Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for each such series of Series A Preferred Stock then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Series A Preferred Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made to the Conversion Price of any series of Series A Preferred Stock if the holders of that series of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of the applicable series of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A-I Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock held by such holders had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not any outstanding shares of Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.26 or E), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each outstanding share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one outstanding share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of each series of Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Series A Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the outstanding shares of Series A Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Series A Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the shares of Series A Preferred Stock held by such holder are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price, applicable to the shares of each series of Series A Preferred Stock held by that holder, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the shares of Series A Preferred Stock held by that holder.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of outstanding shares of any series of Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of outstanding shares of any series of Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the outstanding shares of Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon the first to occur of the following: (a) the closing of the sale of shares of Common Stock to the public (a “Qualified Offering”) at a price at least 5 times the Series A-2 Original Issued Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 million of gross proceeds to the Corporation and the listing of the Common Stock for trading on any of the New York Stock Exchange, the NASDAQ Stock Market’s National Market, or another exchange or marketplace, approved by the Series A-I Director; or (b) as to a series of Series A Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of that series of Series A Preferred Stock (the “Electing Series”), each series voting as a separate class, to voluntarily convert all outstanding shares of the Electing Series into shares of Common Stock pursuant to this Subsection 6.2.5(b), which vote or written consent will bind all holders of the Electing Series; then: (i) all outstanding shares of Series A Preferred Stock, in the case of a Qualified Offering under clause (a) immediately preceding, or all outstanding shares of the Electing Series, in the case of a vote or written consent under clause (b) immediately preceding, shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.I.1, which in the case of a conversion under clause (a) immediately preceding, the conversion will occur immediately before the event specified therein; and (ii) such shares may not be reissued by the Corporation. The closing under clause (a) immediately preceding, or the date and time specified or the time of the event specified in the vote or written consent under clause (b) immediately preceding, as the case may be, is referred to herein as the “Mandatory Conversion Time.”

5.2 Procedural Requirements. All holders of record of shares of the Series A Preferred Stock, in the case of a conversion under Subsection 5.1(a) arising from a Qualified Offering, or all holders of record of share of the Electing Series, in the case of a conversion under Subsection 5.1(b), (as applicable, the “Converting Stock”) shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the Converting Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the Converting Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit, comply with the Bylaws in those circumstances) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Converting Stock converted pursuant to Subsection 5,1. including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement in accordance with the Bylaws) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement in compliance with the Bylaws) for Converting Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) the payment of any declared but unpaid dividends on the shares of Converting Stock converted. Such converted Converting Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of a series of Series A Preferred Stock set forth herein may be waived on behalf of all holders of outstanding shares of that series of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of that series of Series A Preferred Stock then outstanding. The waiver may be prospective or retroactive, and may be general or confined to a particular instance. Any waiver will bind all future holders of shares of Series A Preferred Stock or that series of Series A Preferred Stock, as the case may be. Upon written request, the Secretary of the Corporation will promptly provide a copy of any waiver to the holders of shares of Series A Preferred Stock or that series of Series A Preferred Stock, as the case may be. If the consent granting a waiver under this Section 7 is not unanimous, the Corporation will promptly deliver a copy of the consent to those holders of shares of Series A Preferred Stock or that series of Series A Preferred Stock, as the case may be, who did not give their consent to that waiver.

8, Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Series A Preferred Stock shall be made or given in the manner specified in the Bylaws.

FIFTH: Management of the business and the conduct of the affairs of the Corporation are vested in the Board. The name and mailing address of each persons who are to serve as an initial directors on the Board until the first annual meeting of stockholders, or until their respective successors are elected and qualify, shall be set forth in the action by the Sole Incorporator electing or designating the Board.

SIXTH: Subject to any additional vote required by this Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SEVENTH: Subject to any additional vote required by this Certificate or agreement among the stockholders, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws. Each director shall be entitled to one vote on each matter presented to the Board. The affirmative vote of the Series A-I Directors shall be required for the authorization by the Board of any of the matters set forth in any agreement by and among the Corporation and the other parties thereto concerning the voting of their respective shares of the Corporation’s capital stock, as such agreement may be amended from time to time.

EIGHTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article TENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not: (a) adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification; or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article ELEVENTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TWELFTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or is not an employee of any holder of Common Stock of the Corporation, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee, affiliate, or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (the persons referred to in clauses (i) and (ii) immediately preceding are collectively referred to as “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article TWELFTH will only be prospective and will not affect the rights under this Article TWELFTH in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article TWELFTH.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

FOURTEENTH: The name and mailing address of the sole incorporator is

Name	Address
Evan C. Unger, M.D.	1635 E. 18th Street Tucson, Arizona 85719

The powers of the sole incorporator will terminate upon the action of the incorporator electing or designating the initial Board.

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator, do hereby declare and certify that this is my act and deed and that the facts stated herein are true, and accordingly I have executed this Certificate on December 29, 2022 to be effective as of the date of filing.

/s/ Evan Unger
Evan C. Unger, M.D.
SOLE INCORPORATOR

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